EXHIBIT 10

AMENDMENT NO. 3

TO THE

TIME WARNER EXCESS BENEFIT PENSION PLAN

(Amended and Restated as of May 1, 2008)

1.	For purposes of clarification, Section 5.3 shall be amended to read as follows:

5.3. Payment on Account of Death. If the Participant dies with an accrued benefit under the Plan at any time after the date of the Participant’s Separation From Service, 100% of the remaining payments described under Section 4.1 shall be paid to his or her Beneficiary in the form of a single lump sum payment in an amount actuarially equivalent to the remaining payments under Section 4.1, based on such actuarial tables and interest rates as may be adopted from time to time under the Pension Plan for the purpose of computing such equivalencies. If a Participant dies on or prior to the date of his or her Separation From Service, then (in lieu of any amounts otherwise payable under Section 4.1) the Participant’s Beneficiary shall receive a benefit in the form of a single lump sum equal to 60% (100% with respect to a Participant who dies on or after July 1, 2010) of the lump sum payment that the Participant would have been entitled to receive under Section 5.1 if the Participant had a Separation From Service (other than due to death) on the date of the Participant’s death; provided, however, that if the Participant is married on the date of the Participant’s death, then such death benefit shall be no less than the actuarial equivalent of a 50 percent joint and survivor annuity payable to the Beneficiary immediately and payable in accordance with Section 5.1.

2.	This Amendment shall be effective as of August 27, 2015.